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                                                                    EXHIBIT 99.1

NEWS                                                     FOR FURTHER INFORMATION
FOREST OIL CORPORATION                                CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200                           VICE PRESIDENT AND TREASURER
DENVER, COLORADO 80202                                            (303) 812-1500

FOR IMMEDIATE RELEASE

                   FOREST OIL ANNOUNCES ADDITIONAL SUCCESS AT
                                  REDOUBT SHOAL

DENVER, COLORADO - APRIL 5, 2002 - Forest Oil Corporation (Forest) (NYSE:FST) announced today the results of its Redoubt #4 delineation well in its 100 percent owned Redoubt Shoal field. As a result of this well, in combination with successful drilling in other regions, Forest has replaced in the first quarter of 2002 more than its currently forecasted production for the entire year. The well, which was drilled to 20,203 feet measured depth, is the deepest deviated well ever drilled in the Cook Inlet of Alaska. The Redoubt #4 well results are as follows:

o The well encountered the Hemlock formation at 18,872 feet and logged approximately 229 feet of net oil pay. Forest is currently completing the well.

o The well, which was designed to determine the down dip limit of the field, extended the lowest known oil by approximately 50 feet without encountering the oil water interface. Forest estimates the recoverable oil in Redoubt Shoal will be at least 100 million barrels (85 million barrels, net).

o The well also encountered 589 feet of net natural gas pay in multiple shallow sands. This discovery will be further delineated during the oil development drilling program.

Forest plans to spud the Redoubt #5 within the next month to define the western limit of the oil accumulation and to further delineate the extent of the natural gas field. Forest confirmed that the Redoubt Shoal field development is on schedule for first production by the end of 2002, subject to regulatory approval.

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This news release contains certain statements that may be regarded as
"forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements, other than statements of historical facts, that address the Company's plans, expectations, beliefs, projections, budgets, forecasts, estimates or anticipations that will, should or may occur in the future are forward-looking statements. There are a number of risks and uncertainties incident to the exploration for and development and production and the sale of oil and gas. These risks include, but are not limited to commodity price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory approvals and regulatory changes, the inherent uncertainties in estimating future oil and gas production or reserves, and other risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and other reports filed with the Securities and Exchange Commission which are available on the SEC's website.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Louisiana, Oklahoma, Texas, Utah, Wyoming and the Gulf of Mexico, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information please visit our website at www.ForestOil.com.

April 5, 2002

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